UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934.

                         (Amendment No. Fourteen (14))*

                              SHAW INDUSTRIES, INC.
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                   820286 10 2
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement.` (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more that five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 pages

CUSIP NO. 820286 10 2       13G

 1. NAME REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              J. C. SHAW
              ###-##-####

 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)
              (b)

 3. (SEC USE ONLY)

 4. CITIZENSHIP OR PLACE OF ORGANIZATION
              UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

 5. SOLE VOTING POWER
              6,919,647

 6. SHARED VOTING POWER
              1,269,199

 7. SOLE DISPOSITIVE POWER
              6,919,647

 8. SHARED DISPOSITIVE POWER
              1,269,199

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              8,188,846

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.21%

12. TYPE OF REPORTING PERSON
              IN



                                Page 2 of 5 pages

Item 1(a) Name of Issuer

         Shaw Industries, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

         616 East Walnut Avenue
         P.O. Drawer 2128
         Dalton, Georgia 30722-2128

Item 2(a) Name of Person Filing:

         J.C. Shaw

Item 2(b) Address of Principal Business Office or, it none, Residence

         616 East Walnut Avenue
         P.O. Drawer 2128
         Dalton, Georgia 30722-2128

Item 2(c) Citizenship

         United States of America

Item 2(d) Title of Class of Securities:

         Common Stock, no par value

Item 2(e) CUSIP Number:

         820286 10 2

Item 3 If this Statement is filed Pursuant to Rules 13d-1(b) or 13d-2(b), Check whether the Person is a:

         Not Applicable



                                Page 3 of 5 pages

Item 4 Ownership:

         (a) Amount Beneficially Owned:  8,188,846

         (b) Percent of Class  6.21%

         (c) Number of shares as to which such person has:

                     (i)        sole power to vote or to direct the vote:
                                6,919,647
                     (ii)       shared power to vote or to direct the vote:
                                1,269,199
                     (iii)      sole power to dispose or to direct the
                                disposition of:
                                6,919,647
                     (iv)       shared power to dispose or to direct the
                                disposition of:
                                1,269,199

Item 5 Ownership of Five Percent or Less of a Class:

         Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

     See information reported separately on Schedule 13G by R. E. Shaw, brother of the reporting person.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

              Not Applicable

Item 8 Identification and Classification of Members of the Group:

              Not Applicable



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

Item 9 Notice of Dissolution of Group:

         Not Applicable

Item 10 Certification:

         Not Applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     The undersigned expressly declares that the filing of this statement shall not be construed as an admission that he is, for purposes of Section 13(d) or
139g) of the Act, the beneficial owner of the securities reported in response to
Item 4 (c) (ii) and (iv) and Item 6.

Date:                 February 12, 1998

Signature:            J. C. Shaw

Name:                 J. C. Shaw



                                Page 5 of 5 pages